Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2011, with respect to the financial statements and supplemental schedule of The Liz Claiborne 401(k) Savings and Profit Sharing Plan on Form 11-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement of Liz Claiborne, Inc. on Form S-8 (File No. 2-95258).

/s/ Grant Thornton LLP

New York, New York

June 9, 2011